Exhibit 99.1

Allakos Announces Proposed Public Offering of Common Stock

REDWOOD CITY, Calif., August 5 2019 – Allakos Inc. (the “Company”) (Nasdaq: ALLK), a biotechnology company developing AK002 for the treatment of eosinophil and mast cell related diseases, today announced it intends to offer and sell, subject to market and other conditions, $200 million of shares of its common stock in an underwritten public offering. In addition, Allakos expects to grant the underwriters a 30-day option to purchase up to $30 million of additional shares of the Company’s common stock.  All of the shares in the proposed offering will be sold by the Company. The proposed offering is subject to market and other conditions, and there can be no assurances as to whether or when the proposed offering may be completed, or as to the actual size or terms of the proposed offering.

Offering Summary

Goldman Sachs & Co. LLC and Jefferies LLC are acting as joint book-running managers for the offering.

The Company currently expects to use the net proceeds from the offering for general corporate purposes.

An effective registration statement relating to the securities was filed with the Securities and Exchange Commission on August 5, 2019. Copies of the registration statement and the preliminary prospectus supplement and accompanying prospectus relating to the offering can be accessed through the SEC’s website at www.sec.gov. The offering is being made only by means of a prospectus supplement and the accompanying prospectus. Copies of the preliminary prospectus supplement and accompanying prospectus may be obtained from Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, NY 10282, telephone: 1-866-471-2526, facsimile: 212-902-9316 or by emailing prospectus-ny@ny.email.gs.com; or Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, by telephone at 1-877-547-6340, or by email at Prospectus_Department@jefferies.com.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, the timing and size of the proposed public offering of common stock. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from current expectations and beliefs, including but not limited to risks and uncertainties related to market conditions and satisfaction of customary closing conditions related to the proposed offering, and other risks and uncertainties related to the offering, the Company and its business as set forth in the Company’s registration statement on Form S-3 filed with the SEC on August 5, 2019 and the prospectus and prospectus supplement included or incorporated by reference therein, as well as the other documents the Company files from time to time with the SEC, including Allakos’ most recent Annual Report on Form 10-K filed with the SEC on March 14, 2019, and Quarterly Report on Form 10-Q filed with the SEC on August 5, 2019. These documents contain and identify important factors that could cause the actual results for Allakos to differ materially from those contained in Allakos’ forward-looking statements. Any forward-looking statements contained in this press release speak only as of the date hereof, and Allakos specifically disclaims any obligation to update any forward-looking statement, except as required by law.

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Source: Allakos Inc.

Investor Contact:	Media Contact:
Adam Tomasi, President and COO	Denise Powell
ir@allakos.com	denise@redhousecomms.com